Exhibit 99

monmouth real estate investment corporation

BELL WORKS

101 CRAWFORDS CORNER ROAD

SUITE 1405

HOLMDEL, NEW JERSEY 07733

A Public REIT Since 1968

INTERNET:	OFFICE:	EMAIL:
www.mreic.reit	(732) 577-9996	mreic@mreic.com

FOR IMMEDIATE RELEASE	December 17, 2020
Contact: Becky Coleridge 732-577-9996

MONMOUTH REAL ESTATE ANNOUNCES NEW ACQUISITION IN

THE COLUMBUS, OH MSA

Holmdel, New Jersey…. December 17, 2020……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a new 487,900 square foot industrial building located at 8341 Industrial Parkway, Plain City, OH at a purchase price of $73.3 million. The property is net-leased for 15 years to FedEx Ground Packaging System, Inc., a Delaware corporation. The building is situated on approximately 100 acres.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce this high-quality acquisition. This large 100-acre site has ample expansion capacity and is situated near Interstate 270. Monmouth’s portfolio is closely tied to the rampant growth in ecommerce. For many years, our tenants have been experiencing strong demand for their services and this trend has greatly accelerated due to the Covid-19 Pandemic.”

“In addition, we recently leased one of our two vacant buildings to an investment-grade tenant for 10.3 years. This successful leasing increases our occupancy rate from 99.4% to 99.6%. We are now in our sixth consecutive year with over 98.9% occupancy We look forward to announcing continued qualitative growth throughout fiscal 2021.”

Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. We specialize in single tenant, net-leased industrial properties, subject to long-term leases, primarily to investment-grade tenants.  Monmouth Real Estate is a fully integrated and self-managed real estate company, whose property portfolio consists of 120 properties, containing a total of approximately 23.9 million rentable square feet, geographically diversified across 31 states. Our occupancy rate as of this date is 99.6%.

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